Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2015 (May 5, 2015 as to the convenience translation described in Note 2 (g)) relating to the consolidated financial statements and financial statement schedule of Baozun Inc. (formerly named as Baozun Cayman Inc.), its subsidiaries and variable interest entity (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph referring to the translation of Renminbi amounts to United States dollar amounts for the convenience of the readers in the United States of America), appearing in the Prospectus included in Registration Statement No. 333-203477 on Form F-1 of Baozun Inc. dated May 20, 2015.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

July 30, 2015